Exhibit 10.14

SECURITIES ESCROW AGREEMENT

This SECURITIES ESCROW AGREEMENT (the “Agreement”), dated as of March 1, 2011, is entered into by and among Ciglarette, Inc., a Nevada corporation (the “Company”), Prolific Lion Limited (the “Stockholder”) and Anslow & Jaclin, LLP (hereinafter referred to as the “Escrow Agent”).

RECITALS

WHEREAS, the Company is offering (the “Offering”) a minimum of $1,000,000 and up to a maximum of $10,000,000 of investment units (collectively, the “Units”), each consisting of (i) four (4) shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) a three-year warrant to purchase one (1) share of the Company’s common stock, at an exercise price of $6.25 per share, and (iii) a three-year warrant to purchase one (1) share of the Company’s common stock, at an exercise price of $7.50 per share, as described in the Company’s Confidential Private Placement Memorandum dated December 1, 2010, as amended by that certain supplement dated February 25, 2011 (together, the “Memorandum”)

WHEREAS, as of the date hereof, the Company has accepted subscriptions from investors in the Offering for 69,000 Units consisting of an aggregate of 276,000 Shares (the “Subscribed Shares”);

WHEREAS, if the Company accepts subscriptions from investors in the Offering for the Maximum Amount, the Company will be obligated to issue an additional 1,724,000 Shares;

WHEREAS, pursuant to that certain Share Exchange Agreement (the “Share Exchange Agreement”) dated as of March 1, 2011 by and among the Company, the former principal stockholder of the Company, Kirin China Holding, Ltd. (“Kirin China”), the and the former shareholders of Kirin China (the “Kirin China Shareholders”), the Kirin China Shareholders received an aggregate of 17,947,297 shares of the Company’s Common Stock (the “Share Exchange Shares”);

WHEREAS, after giving effect to the issuance of the Subscribed Shares and the Share Exchange Shares and certain other issuances and cancellations of shares of Common Stock in connection with the Offering and the Share Exchange Agreement, the Company has 20,000,000 shares of Common Stock outstanding as of the date hereof;

WHEREAS, the Company desires that upon closing of the Offering, the number of shares of the Company’s Common Stock outstanding shall be 20,000,000 (the “Targeted Shares Outstanding”); and

WHEREAS, in order to maintain the Targeted Shares Outstanding upon closing of the Offering, the Company and the Stockholder have agreed to establish an escrow account (the “Escrow Account”) on the terms and conditions set forth in this Agreement and the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereto hereby agree as follows:

1. Definitions.  All capitalized terms used but not defined herein shall have the meanings assigned them in the Memorandum.

2. Appointment of Escrow Agent.  The Company and the Stockholder hereby appoint Anslow & Jaclin, LLP as Escrow Agent to act in accordance with the terms and conditions set forth in this Agreement, and Anslow & Jaclin, LLP hereby accepts such appointment and agrees to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth.

3. Establishment of Escrow.  Upon the execution of this Agreement, the Stockholder shall deliver to the Escrow Agent a stock certificate(s) (the “Certificate”) evidencing 1,724,000 shares in the aggregate of the Company’s Common Stock together with stock powers executed in blank, which such shares shall be transferred into the name of the Escrow Agent (collectively, the “Escrow Shares”).  Notwithstanding the foregoing transfer, the Stockholder shall have the right to vote the Escrow Shares until such time as they are cancelled pursuant to the terms of this Agreement.

4. Disposition of Escrow Shares.

4.1 Promptly following the earliest to occur of (i) the date upon which the Company has accepted subscriptions for all of the Units; (ii) May 31, 2011; or (iii) the date upon which the Company and the Placement Agent elect to terminate the Offering (the “End Date”), the Company shall deliver written notice to the Escrow Agent (the “Notice”), with a copy to the Stockholder, stating the number of Escrow Shares to be cancelled on the books and records of the Company.  The number of Escrow Shares to be cancelled on the books and records of the Company for purposes of the foregoing sentence shall be equal to the aggregate number of Shares subscribed for in the Offering as of the End Date less the Subscribed Shares (the “Cancellable Shares”).

4.2 On or before the fifth (5th) business day following the date of receipt of a Notice, the Escrow Agent shall deliver the Certificate to the Company’s transfer agent (the “Transfer Agent”) together with written instructions (y) directing the Transfer Agent to cancel on the books and records of the Company that number of Escrow Shares equal to the Cancellable Shares and (z) if the number of Escrow Shares is greater than the number of Cancellable Shares, directing the Transfer Agent to issue and deliver to the Stockholder (or its designees) a new stock certificate registered in the Stockholder’s (or its designees’) name representing that number of Escrow Shares equal to the Escrow Shares less the Cancellable Shares.

5. Duration. This Agreement shall terminate on the disposition of all the Escrow Shares in accordance with Section 4 above.

6. Interpleader.  Should any controversy arise among the Company and the Stockholder with respect to this Agreement or with respect to the delivery of the Escrow Shares hereunder, the Escrow Agent shall have the right to consult counsel and/or to institute an appropriate interpleader action to determine the rights of the parties hereto.  The Escrow Agent is also hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties hereto so directing Escrow Agent.  If the Escrow Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction from the parties hereto and not later than sixty (60) days after such date.  Any interpleader action instituted in accordance with this Section 6 shall be filed in any court of competent jurisdiction in New York, New York, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to the Escrow Shares.

7. Exculpation and Indemnification of Escrow Agent.

7.1 The Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. The Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. The Escrow Agent will have no duties or responsibilities other than those expressly set forth herein.  The Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than the Escrow Agent) or any maker, endorser or other signatory of any document to perform such person’s or entity’s obligations hereunder or under any such document other than as provided in this Agreement.  Except for this Agreement and instructions to the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.

7.2 The Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.

7.3 The Escrow Agent will be indemnified and held harmless, jointly and severally, by the Company and the Stockholder from and against any expenses, including reasonable attorneys’ fees and disbursements, damages or losses suffered by the Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Escrow Agent hereunder; except, that if the Escrow Agent is guilty of willful misconduct, fraud or gross negligence under this Agreement, then the Escrow Agent will bear all losses, damages and expenses arising as a result of such willful misconduct, fraud or gross negligence. Promptly after the receipt by the Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, the Escrow Agent will notify the other parties hereto in writing.  For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.  The provisions of this Section 7 shall survive the termination of this Agreement.

8. Fees and Expenses. The Company will pay the Escrow Agent $1,000 for all services rendered by the Escrow Agent hereunder.

9. Resignation of Escrow Agent.  At any time, upon ten (10) days’ written notice to the Company, the Escrow Agent may resign and be discharged from its duties as escrow agent hereunder.  As soon as practicable after its resignation, the Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof.  If, by the end of the 10-day period following the giving of notice of resignation by the Escrow Agent, the Company shall have failed to appoint a successor escrow agent, the Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

10. Records.  The Escrow Agent shall maintain accurate records of all transactions hereunder.  Promptly after the termination of this Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, the Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by the Escrow Agent to be a complete and accurate account of all such transactions.  The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to the Escrow Agent.

11. Notice.  All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier to the following addresses:

If to Escrow Agent:

Anslow + Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attention: Gregg E. Jaclin, Esq.

If to the Company or the Stockholder:

Ciglarette, Inc.
Room 1506, South Building of China Overseas Plaza
No. 8 Guanghua Dongli Road
Chaoyang District, Beijing, 100020
People’s Republic of China
Attention: Longlin Hu, President

or to such other address and to the attention of such other person as any of the above may have furnished to the other parties in writing and delivered in accordance with the provisions set forth above.

12. Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

13. Assignment and Modification.  This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Agreement.  No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement. This Agreement may be changed or modified only in writing signed by all of the parties hereto.

14. Applicable Law. This Agreement shall be governed by and construed with the laws of the State of New York applicable to contracts made and to be performed therein.  Any litigation concerning the subject matter of this Agreement shall be exclusively prosecuted in the state or federal courts located in New York, New York, and all parties consent to the excusive jurisdiction and venue of those courts.

15. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

16. Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ANSLOW & JACLIN, LLP

By:	/s/ Gregg E. Jaclin
Name: Gregg E. Jaclin, Esq.
Title: Partner

CIGLARETTE, INC.

By:	/s/ Longlin Hu
Name: Longlin Hu
Title: President and Chief Executive Officer

PROLIFIC LION LIMITED

By:	/s/ Jianfeng Guo
Name: Jianfeng Guo
Title: Director